SCHEDULE 14C INFORMATION

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Calvert World Values Fund, Inc.
International Equity Fund

(Name of Registrant as Specified in Its Charter)

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CALVERT WORLD VALUES FUND, INC.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING CHANGE TO PORTFOLIO MANAGER FOR
CWVF INTERNATIONAL EQUITY FUND

This Information Statement is being supplied to all shareholders of the International Equity Fund (the "Fund"), a series of Calvert World Values Fund, Inc. ("CWVF"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, CWVF and the Fund's investment advisor, Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), may enter into and materially amend the Fund's investment subadvisory agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the portfolio manager permits the proportion of shareholders' assets subject to particular portfolio manager styles to be reallocated in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor and portfolio manager best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and CWVF's Board of Directors (the "Board"). Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above and disclosed in the Fund's Prospectus and its Statement of Additional Information, both dated January 31, 2010, and following a change to the management of the Fund, CWVF is providing information about the new portfolio managers. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about March 1, 2010.

Shareholders of the Fund of record at the close of business on January 1, 2010 ("record date") are entitled to receive this Information Statement. As of this date, as shown on the books of CWVF, there were issued and outstanding [______] shares of the Fund. As of this same date, there was no Board ownership of Fund shares, and the respective officers of CWVF beneficially owned less than 1% of the outstanding shares of the Fund. As of January 1, 2010, the following shareholders owned of record or beneficially 5% or more of the outstanding voting securities of the Fund as shown:

Name & Address	% of Ownership
Charles Schwab & Co., Inc. Reinvest Account San Francisco, CA	13.56% of Class A
MLPF&S For the Sole Benefit of its Customers Jacksonville, FL	6.74% of Class B
MLPF&S For the Sole Benefit of its Customers Jacksonville, FL	16.22% of Class C
National Financial Services Corp. For the Exclusive Benefit of our Customers New York, NY	26.08% of Class I
Calvert Distributors, Inc. Moderate Allocation Fund Bethesda, MD	14.57% of Class I
Calvert Distributors, Inc. Aggressive Allocation Fund Bethesda, MD	11.17% of Class I
G. James Roush TTEE Bellevue, WA	10.35% of Class I
WEA Tax Sheltered Annuity Trust Madison, WI	5.77% of Class I
National Financial Services Corp. New York, NY	46.94% of Class Y
SEI Private Trust Company Oaks, PA	37.64% of Class Y
Scaup & Company CCC Boston, MA	15.33% of Class Y

Background. CAMCO serves as investment advisor to CWVF and to the other registered investment companies in the Calvert Fund complex. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to CWVF. Calvert Administrative Services Company ("CASC") has been retained by CWVF to provide certain administrative services necessary to the conduct of its affairs. Calvert Shareholder Services, Inc. ("CSSI") serves as the shareholder servicing agent for CWVF. CAMCO, CDI, CASC and CSSI are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirect wholly-owned subsidiaries of UNIFI Mutual Holding Company.

CAMCO serves as the investment advisor to CWVF pursuant to an investment advisory agreement between CWVF and CAMCO dated [_________________] (the "Advisory Agreement"). The Board, including the Directors who are not "interested persons" as defined under the Investment Company Act of 1940 ("Independent Directors"), last approved the continuance of the Advisory Agreement on December 8, 2009. The Advisory Agreement was last submitted to shareholders for approval on [February 24, 1999].

CAMCO, in turn, has historically retained a subadvisor to handle the day-to-day management of the Fund's assets. Accordingly, Acadian Asset Management, Inc. ("Acadian") assumed responsibility as the Fund's subadvisor on March 11, 2006 when it replaced the prior subadvisor. Acadian is a subsidiary of Old Mutual Asset Managers (US) LLC, which is an indirect wholly-owned subsidiary of Old Mutual, plc, a U.K.-listed financial services company. Under this subadvisory agreement, Acadian received a fee of 0.45% of the Fund's average daily net assets ("Fund Assets") up to $250 million, 0.40% of the next $250 million in Fund Assets, and 0.35% of Fund Assets in excess of $500 million. For the Fund's most recent fiscal year ended September 30, 2009, Acadian earned $____________ in fees, which were paid by CAMCO.

Board Action. On December 8, 2009, the Board terminated Acadian as the subadvisor to the Fund, effective December 10, 2010. This change was precipitated by the Fund's underperformance in comparison to the Fund's passive benchmark and other mutual funds that have a similar investment style as determined by Lipper. Over the first three quarters of Acadian's tenure as subadvisor, the Fund performed in line with the MSCI EAFE IMI Index and ranked at the 21st percentile in the Lipper Multi International Cap Core category. Since that time, performance has declined relative to both the Index and Lipper peers. Under Acadian's tenure, the Fund has outperformed the Index and its Lipper category median in only 4 of 14 quarters. Quarterly Fund performance has been negatively skewed as the Fund underperformed the Index by more than 3% in three quarters with no correspondingly strong positive alpha quarters being realized.

In the resulting manager search process, CAMCO determined that employing multiple portfolio managers was the best approach in order to mitigate adverse impacts of investment style and manager underperformance. The multi-manager approach offers more flexibility and opportunity to achieve a fund's objectives in different market environments, protecting on the downside and delivering on the upside. This structure provides CAMCO with the ability to maintain a stable style posture for the Fund as the individual portfolio managers may rotate in and out of various investment style categories.

Accordingly, the Board determined that shareholders may benefit from the services of a different allocation of investment styles that might better pursue the Fund's objective of seeking a high total return consistent with reasonable risk by investing primarily in a diversified portfolio of stocks. After careful consideration by CAMCO, it recommended, and the Board approved, CAMCO serving as the core portfolio manager, and the selection of Thornburg Investment Management, Inc. ("Thornburg") and Martin Currie, Inc. ("Martin Currie") to serve as the satellite subadvisor portfolio managers for the Fund. CAMCO, Thornburg and Martin Currie thus assumed management responsibility for the Fund on December 11, 2009. The Board concomitantly determined to deliver this Information Statement to the Fund's shareholders.

Board Considerations. The full Board, and by a separate vote, the Independent Directors, approved the respective subadvisory agreements with Thornburg and Martin Currie with respect to the Fund (each a "Subadvisory Agreement", together the "Subadvisory Agreements"). The Independent Directors were separately represented by independent legal counsel with respect to their consideration of the approval of the Subadvisory Agreements. Prior to voting, the Independent Directors reviewed the proposed Subadvisory Agreements with representatives of CAMCO and also met in a private session with their counsel at which no CAMCO representatives were present.

In evaluating each Subadvisory Agreement, the Independent Directors considered information provided by both Thornburg and Martin Currie relating to their respective operations, personnel, investment philosophy, strategies and techniques. Among other things, both Thornburg and Martin Currie provided biographical information on their respective portfolio management and other professional staff, performance information, and descriptions of their respective investment philosophies, strategies and techniques, organizational and management structures and brokerage policies and practices.

The Board approved each Subadvisory Agreement based on a number of factors relating to the ability of both Thornburg and Martin Currie to perform under the respective Subadvisory Agreement. In the course of its deliberations, the Board evaluated, among other things: the nature, extent and the quality of the services to be provided by Thornburg and Martin Currie; as well as their individual management styles, long-term performance records in employing their respective investment strategies; current levels of staffing and overall resources, qualifications and experience of personnel; financial conditions with respect to the ability to perform the services required under each Subadvisory Agreement; compliance systems including those related to personal investing; and any disciplinary history. Based upon its review, the Board concluded that it was satisfied with the nature, extent and quality of services to be provided to the Fund under each Subadvisory Agreement.

The Board also considered the Fund's performance during the one-, three- and five-year periods ended September 30, 2009 as compared to the Fund's peer group and noted that it reviewed on a quarterly basis detailed information about the Fund's performance results, portfolio composition and investment strategies. The Board noted CAMCO's role as the core portfolio manager, and its expertise and resources in monitoring the performance, investment style and risk-adjusted performance of both Thornburg and Martin Currie.

In considering the cost of services to be provided by both Thornburg and Martin Currie and the anticipated level of profitability respectively to their relationships with the Fund, the Board noted that the fees under both Subadvisory Agreements are paid by CAMCO out of the advisory fees that CAMCO receives under the Advisory Agreement. The Board also relied on the ability of CAMCO to negotiate the Subadvisory Agreements and the fees thereunder at arm's length. The Board took into account that both Thornburg and Martin Currie had agreed to waive the fees for the period from December 11, 2009 through February 9, 2010. Based upon its review, the Board determined that both subadvisory fees were reasonable for an international strategy. For each of these reasons, the estimated cost of the services to be provided by both Thornburg and Martin Currie and the anticipated level of profitability of their relationships with the Fund were not material factors in the Board's deliberations. For similar reasons, the Board did not consider the potential economies of scale in the management of the Fund by Thornburg and Martin Currie to be a material factor in its consideration.

In approving each Subadvisory Agreement, the Board, including the Independent Directors, did not identify any single factor as controlling, and each Director attributed different weight to different factors. The Board reached the following conclusions regarding each of the Subadvisory Agreements, among others: (a) appropriate action is being taken with respect to the performance of the Fund; (b) both Thornburg and Martin Currie are qualified to manage the Fund's assets in accordance with its investment objectives and policies; (c) both Thornburg and Martin Currie maintain appropriate compliance programs; (d) both Thornburg and Martin Currie are likely to execute the Fund's investment strategy consistently over time; and (e) the subadvisory fees to be paid to both Thornburg and Martin Currie are reasonable in relation to those of similar portfolios and to the services to be provided by both subadvisors. Based on its conclusions, the Board determined that approval of both Subadvisory Agreements would be in the best interests of the Fund and its shareholders.

Investment Subadvisors.

Thornburg Investment Management, Inc.

Thornburg is a Delaware corporation, which has 28 managing directors with an equity interest in the firm.

Portfolio Manager	Business Experience During Last 5 Years	Role on Management Team
William V. Fries, CFA	Managing Director and Portfolio Manager	Portfolio Manager
Wendy Trevisani	Managing Director and Portfolio Manager	Portfolio Manager
Lei "Rocky" Wang, CFA	Managing Director and Portfolio Manager	Portfolio Manager

Thornburg currently serves as investment advisor or subadvisor to the following mutual funds with investment objectives similar to that of the Fund: [TO BE PROVIDED]

Fund	Total Net Assets (as of 12/31/09)	Management Fee

Thornburg's principal business address, and that of its principal executive officers, is 2300 North Ridgetop Road, Santa Fe, NM 87506. Its principal executive officers are as follows: [TO BE PROVIDED]

Name	Title(s)

Martin Currie, Inc.

Martin Currie is a subsidiary of Martin Currie Investment Management Ltd, located in Edinburgh, Scotland, which was founded in 1881 and is a specialist investment management business. Martin Currie Investment Management Ltd manages US$19.1 billion in active equity portfolios for a global client base of financial institutions, charities, foundations, endowments, pension funds, family offices, government agencies and investment funds. Martin Currie is a private company, owned and managed by its full-time employees.

Portfolio Manager	Business Experience During Last 5 Years	Role on Management Team
James Fairweather	1997-present: Chief Investment Officer, Head of Global Equities	Lead Portfolio Manager
David Sheasby	2004-present: Director, Portfolio Manager	Portfolio Manager
Christine Montgomery	December 2009 - present: Portfolio Manager 2007-2009: Investment Partner, Edinburgh Partners 2002-2006: Global equities fund manager, Franklin Templeton	Portfolio Manager

Martin Currie currently serves as investment advisor or subadvisor to the following mutual funds with investment objectives similar to that of the Fund: [TO BE PROVIDED]

Fund	Total Net Assets (as of 12/31/09)	Management Fee

Martin Currie's principal business address, and that of its principal executive officers, is 1350 Avenue of the Americas, Suite 3010, New York, NY 10019. Its principal executive officers are as follows: [TO BE PROVIDED]

Name	Title(s)

Investment Subadvisory Agreements. The general terms of the Subadvisory Agreements include:

  The services to be provided to CWVF. Investment advisory services (manage the Fund's assets and execute portfolio transactions); reports to CWVF; reports and other communications to shareholders; assistance with the valuation of Fund assets; and periodic consultations with portfolio managers.

  General obligations of both Thornburg and Martin Currie. Manage the Fund in accordance with Fund guidelines and restrictions, under the direction of CAMCO and the Board.

  Expenses of CWVF. Both Thornburg and Martin Currie will pay the respective salaries and expenses it incurs in connection with performance of its obligations under their Subadvisory Agreement, except for the cost of securities and other investments and any brokerage commissions.

  Liability issues. Both Thornburg and Martin Currie are individually liable for any breach of their respective obligations and duties under the respective Subadvisory Agreements. The Subadvisory Agreements also provide that Thornburg and Martin Currie each shall indemnify and hold harmless CAMCO, the Fund and their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from the willful misfeasance, bad faith, gross negligence or reckless disregard of duties under the Subadvisory Agreement by Thornburg and Martin Currie, respectively. In turn, CAMCO shall indemnify and hold harmless both Thornburg and Martin Currie, the Fund, and their respective directors, officers and shareholders from any and all claims, losses, expenses, obligation and liabilities (including reasonable attorneys fees) arising or resulting from CAMCO's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under the Subadvisory Agreement or under its Advisory Agreement with the Fund.

  Continuation of the Agreement. Both Subadvisory Agreements provide for automatic termination unless a continuance is approved at least annually by (i) either the Board or the holders of a majority of the outstanding shares of the Fund and (ii) the Independent Directors. Both Subadvisory Agreements terminate automatically upon assignment and are terminable at any time, without penalty, by the Board, CAMCO, or the holders of a majority of the outstanding shares of the Fund, upon 60 days' prior written notice. Both Thornburg and Martin Currie may at any time terminate the respective Subadvisory Agreement by not less than 90 days' written notice delivered to CAMCO, unless otherwise mutually agreed in writing. Currently, both Subadvisory Agreements will continue until December 10, 2010 unless terminated earlier, and provided that each may be continued annually thereafter.

  Compensation. Pursuant to the Subadvisory Agreement with Thornburg, CAMCO will pay an annual fee, computed daily and payable monthly in arrears, equal to 0.42% of Fund Assets. Pursuant to the Subadvisory Agreement with Martin Currie, CAMCO will pay an annual fee, computed daily and payable monthly in arrears, equal to 0.47% of the Fund Assets it manages, unless the assets under management by Martin Currie decrease to below the lesser of: (1) $110 million or (2) 33% of Fund Assets (based on the average daily net assets of the Fund for the prior month end), in which case the Advisor pays Martin Currie a fee of 0.55% of the Fund Assets it manages. Both Thornburg and Martin Currie have agreed to waive their respective subadvisory fees for the period from December 11, 2009 through February 9, 2010.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent Semi-Annual Report succeeding the Annual Report may be obtained without charge by writing to CWVF at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.

Delivery of Documents to Shareholders Sharing an Address. Only one Information Statement is being delivered to multiple shareholders sharing an address unless CWVF has received contrary instructions. Upon written or oral request, a separate copy of this Information Statement will be delivered to shareholders at a shared address to which a single copy of the document was delivered. Any shareholder who wants to receive a separate Information Statement, or who wants to request a single copy of an Information Statement in the future (if multiple copies are currently being delivered), may contact CWVF as directed under "Annual Reports" above.